Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

•Third quarter comparable sales increased 5% and net sales were down 1% compared to 2019 pre-COVID levels
•Significant supply chain constraints in the quarter impacted both comparable sales and net sales
•Online sales for the quarter increased 48% compared to 2019
•Gross Margin of 42.1% for the quarter represented the highest third quarter rate in over ten years
•The company is revising its full-year 2021 guidance as a result of ongoing supply chain disruption

SAN FRANCISCO – November 23, 2021 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., reported a third quarter fiscal year 2021 diluted loss per share of $0.40. Excluding fees associated with restructuring the company’s long-term debt and net charges related to strategic changes in its European operating model, adjusted diluted earnings per share were $0.27. Additional information regarding adjusted diluted earnings per share, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure.

“While we entered the third quarter with growing momentum, acute supply chain headwinds affected our ability to fully meet strong customer demand. Still, we made an intentional investment in building enduring customer loyalty with accelerated use of air freight to serve them this holiday, choosing long-term growth opportunity over near-term impact to profitability,” said Sonia Syngal, CEO, Gap Inc. “Current pressures have not distracted us from what matters: growing our billion-dollar brands, delighting our over 64 million customers with product and experiences that drive lifetime value and restructuring and digitizing our business with an eye on creating a better future, faster.”

Consistent with the company’s quarterly releases in the first half of this year, financial comparisons for the third quarter of fiscal year 2021 are being made primarily to 2019 due to unique comparisons to 2020 as a result of COVID-19. Financial results for the third quarter of fiscal 2020 and 2019 can be found in the tables at the end of this press release.

Third Quarter 2021 Net Sales Results

Global supply chain disruption, including COVID-related factory closures and continued port congestion, caused significant product delays in the third quarter. Meaningfully reduced inventory positions throughout the quarter negatively impacted sales as brands were unable to fully meet strong consumer demand. The company noted that while supply chain constraints continue, it is leveraging increased air freight and port diversification to navigate ongoing delivery challenges for holiday.

The company’s third quarter fiscal year 2021 net sales of $3.9 billion were down 1% compared to 2019 with supply chain disruption driving an estimated 8 percentage point negative impact due to constrained inventory.1 The company remains focused on digital dominance through investing in its ecommerce platform, strategically closing unprofitable stores and partnering to amplify in international markets.
1 The Company's third quarter 2021 estimated impact of lost sales due to supply chain disruption reflects the difference between the expected net sales by brand, which incorporated the growth trends from the first half of fiscal 2021 versus the first half of fiscal 2019, and the reported net sales for the third quarter of fiscal 2021.

Online sales grew 48% compared to the third quarter of 2019 and represented 38% of the total business, even as store traffic continues to rebound. Investments in technology are driving an enhanced online experience as the company accelerates its digital strategy. Third quarter comparable sales were up 5% versus 2019. The comparable sales calculation reflects online sales and comparable sales days in stores that were open.

Net sales and comparable sales by global brand for the quarter were as follows:

•Old Navy: Net sales were up 8% versus 2019. Comparable sales were down 9% year-over-year and increased 6% versus 2019. Sales in the quarter outpaced available inventory as the brand was disproportionately impacted by supply chain delays, particularly within the women’s assortment. Following the launch of BODEQUALITY, Old Navy’s extended-size customer file has doubled since last quarter, with 15% of extended-size customers being new to the brand. These customers are increasingly shopping for the family across multiple categories, driving an increase in average transaction value.

•Gap: Net sales declined 10% versus 2019, with permanent store closures resulting in an estimated 18% net sales decline. Global comparable sales increased 7% year-over-year and increased 3% versus 2019. North America two-year comparable sales were positive for the third consecutive quarter, up 13% versus 2019, with net sales only 1% below 2019 levels despite nearly 190 store closures in the region since the third quarter of 2019. To date, Gap has entered into partnership agreements in the UK, Ireland, France, and Italy, which are expected to improve the profitability of its European business. The brand’s Partner to Amplify strategy continues to ignite relevance with the launch of the Yeezy Gap Hoodie delivering the most sales by an item in a single day in Gap.com history with 70% of customers being new to the brand. Additionally, the launch of a second Gap Home collection at Walmart.com has expanded its assortment to include furniture and rugs.

•Banana Republic: Net sales declined 18% versus 2019, with permanent store closures resulting in an estimated 10% sales decline. Comparable sales increased 28% year-over-year and decreased 10% versus 2019. Following the brand’s relaunch in September, Banana Republic is focused on improving every touchpoint of the customer experience – including elevated high-quality product, differentiated omni experiences, and relevant marketing. Banana Republic was able to expand product margins in the quarter compared to both last year and 2019 through lower discount rates and higher selling prices.

•Athleta: Net sales were up 48% versus 2019. Comparable sales increased 2% year-over-year and 41% versus 2019. As part of its plan to reach $2 billion in sales, Athleta continues to invest in new touchpoints to increase awareness and drive customer engagement. During the quarter, Athleta expanded its footprint by launching its Canadian online business at the end of August and opening its first company-operated Canadian store in Vancouver at the end of September, followed by its second store which opened in Toronto last week. The brand is laying the foundation for greater international expansion with franchise partnerships in Costa Rica and Europe. Last month, Athleta released its first item with Simone Biles, a limited-edition Girl’s hoodie, with a bigger collection planned for Spring 2022.

Third Quarter 2021 Additional Results:

Compared to the third quarter of fiscal 2019:

•Reported gross margin of 42.1% increased 310 basis points versus 2019. Excluding a benefit related to transitioning the company’s European business to a partnership model, adjusted gross margin was 41.9%, an increase of 290 basis points driven by:

◦Rent, Occupancy and Depreciation (ROD) leverage of 300 basis points versus 2019 due to online growth, strategic store closures and rent negotiations.

◦Merchandise margins were down just 10 basis points versus 2019 as strong product acceptance offset nearly 200 basis points of online shipping costs and about 250 basis points of short-term headwinds related to air freight.

•Operating expenses were $1.51 billion or 38.2% of net sales on a reported basis. Excluding a charge of $26 million related to transitioning the company’s European business to a partnership model, adjusted operating expenses were $1.48 billion or 37.6% of net sales, 610 basis points higher than 2019 adjusted operating expenses. The third quarter rate reflects an increased investment in marketing to support new initiatives, investments in technology to build out digital and supply chain capabilities, and higher incentive compensation and fulfillment expenses, partially offset by reductions in store expenses.

•Operating margin for the quarter was 3.9% on a reported basis. Adjusted operating margin of 4.3% decreased 320 basis points compared to 2019 adjusted operating margin and includes an estimated $300 million in lost sales due to constrained inventory, as well as approximately $100 million in transitory air freight costs.

•During the quarter, the company restructured its long-term debt by retiring $2.25 billion of senior secured notes and issuing $1.5 billion of lower coupon senior unsecured notes, which is anticipated to generate approximately $140 million in annual interest expense savings. Interest, net for the quarter was $43 million. In conjunction with the long-term debt restructuring, the company incurred a loss on extinguishment of debt of $325 million.

•The effective tax rate for the third quarter was 29.3%. Excluding the net impact related to strategic changes in the company’s European business and loss on extinguishment of debt, the adjusted effective tax rate was 19.7%.

•On a reported basis, the diluted loss per share was $0.40. Excluding fees associated with our long-term debt restructuring and the transition of our European markets to a partnership model, adjusted earnings per share for the quarter were $0.27.

•During the quarter, the company repurchased 2.9 million shares for $73 million and ended the third quarter of fiscal year 2021 with 374 million shares outstanding.

•The company paid a dividend of $0.12 per share during the third quarter of fiscal year 2021. In addition, on November 10, 2021, the company announced that its Board of Directors authorized a fourth quarter dividend of $0.12 per share.

•Third quarter ending inventory was down 1% year-over-year and flat versus 2019. The company expects fourth quarter ending inventory to be up high single digits versus last year, although this outlook may change given continued volatility in the supply chain.

•The company ended the third quarter of fiscal year 2021 with $1.1 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $196 million.

•Fiscal year-to-date capital expenditures were $486 million.

•The company ended the third quarter of fiscal year 2021 with 3,459 store locations in over 40 countries, of which 2,873 were company operated.

Additional information regarding adjusted gross margin, adjusted operating expenses, adjusted operating margin, adjusted effective tax rate, and free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures.

2021 Outlook

The company now expects its reported full-year diluted earnings per share to be in the range of $0.45 to $0.60, which includes a $325 million loss on extinguishment of debt and approximately $120 million in net charges primarily related to divestitures and changes to its European operating model. Excluding these charges, adjusted full-year diluted earnings per share are expected to be in the range of $1.25 to $1.40, which contemplates a range of on-time delivery rates for our holiday flows and other supply chain challenges. This guidance includes an estimated $550 to $650 million of lost sales from supply chain constraints on available inventory, as well as approximately $450 million in total air freight expense for the year. The company noted that when adjusting for transitory costs and sales lost from the acute disruption, the business momentum is strong.

Net Sales: The company now expects full-year revenue growth to be about twenty percent versus fiscal year 2020.

Operating Margin: The company now expects its reported operating margin for fiscal year 2021 to be about 4.5%, with adjusted operating margin expected to be about 5%, on track to achieving a 10% operating margin by the end of 2023.

Interest Expense, Net: The company expects full-year net interest expense of $163 million, down $47 million versus prior guidance, which reflects lower interest rates for the third and fourth quarters and a reduction in the company’s overall debt balance.

Effective Tax Rate: The company now expects its reported fiscal year 2021 effective tax rate to be about 23%. Excluding the net impact related to divestitures, strategic changes to its European business and loss on extinguishment of debt, the company expects its adjusted fiscal year 2021 effective tax rate to be about 26%.

Capital Expenditures: The company continues to expect capital spending to be approximately $800 million in fiscal year 2021. Consistent with the company’s Power Plan 2023 strategy, capital spending is expected to primarily support growth investments including digital, loyalty, and supply chain capacity projects, along with investment in store growth for Old Navy and Athleta.

Real Estate: The company continues to expect to open about 30-40 Old Navy and 20-30 Athleta stores in 2021, as well as close approximately 75 Gap and Banana Republic stores in North America.

“While there is still hard work ahead to navigate near-term challenges in the macro environment, the team has made tremendous progress, adapting quickly while never taking their focus off of our long-term objectives,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “We have strong demand for our brands and our fleet rationalization and divestitures are progressing well and adding value. Our operating margin remains on track to hit 10% by 2023, in line with our plan, even as we navigate these near-term disruptions. While our mitigation efforts are driving significant transitory costs, we view these as investments in preserving market share and driving overall health and relevance for our brands.”

Webcast and Conference Call Information
Joe Scheeline, Head of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2021 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Joe will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

To access the conference call, please use the “Click to Join” link below to have the conference call you. The link becomes active 15 minutes prior to the scheduled start time.

Click to Join

If you prefer to dial in, you can join by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 4762521). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release is provided in the tables to this press release.

The non-GAAP measures included in this press release are adjusted gross margin, adjusted operating expenses, adjusted operating income, adjusted effective tax rate, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The Non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: sales growth in 2021; lost sales and the adverse earnings impact in 2021 due to supply chain disruptions; reported and adjusted operating margin in 2021; reported and adjusted earnings per share in 2021; the impact of supply chain constraints, including COVID-related factory closures, port congestion and constrained inventory; our efforts to mitigate supply chain disruptions, including increased air freight and port diversification; air freight expense and transitory costs associated with supply chain disruption in 2021 and 2022; on-time delivery rates; our efforts to accelerate capabilities to mitigate logistics challenges and increase speed to market; the scale of our business and supply chain; our relationships with manufacturers and transportation partners; leveraging more multinational vendors; our Power Plan 2023 strategy and our ability to execute against it; our business performance relative to plan; demand for our brands; extending our customer reach; our investments in demand generation; our investments in growth, cost reduction, loyalty, speed and agility; accelerating our digital transformation and benefits associated therewith; our digital, ecommerce, artificial intelligence, inventory management and technology investments and efforts; our investments in supply chain capabilities; the strength of our ecommerce channel; our use of data science and ecommerce tools; inclusive sizing and BODEQUALITY at Old Navy; Athleta’s growth strategy and expansion into Canada; AthletaWell and related monetization opportunities; Banana Republic’s brand relaunch and enhanced customer experience; restructuring our long-term debt and estimated benefits associated therewith; interest expense in 2021; future share repurchases, including the potential timing and amounts thereof; the expected timing, cost and scope of the strategic review of our operating model in Europe and estimated cost impacts associated therewith; our partnerships in international markets; the impact of our divestitures; operating margin in 2023; reported and adjusted effective tax rate in 2021; capital expenditures in 2021; store openings and closings in 2021; store traffic; product acceptance by our customers; our discount rates; the health of our customer file; our key initiatives, strategies and business priorities; demand and customer spending trends; market share and brand awareness rankings; our omni-channel capabilities; apparel trends; apparel and accessory sales expectations across the industry in 2021 and 2022; expectations for average retail units in 2022; our marketing investments’ ability to attract and maintain customers; revenues in 2021 from our Active + Fleece and Denim businesses; our Gap Home venture with Walmart.com and other existing and potential future partnerships; our Partner to Amplify strategy and partnerships with public figures; rationalizing the Gap and Banana Republic brands; restructuring our business and store fleet; improving the core health of the Gap brand; the impact of COVID-19; SG&A spend; marketing spend; inventory growth and fourth quarter 2021 ending inventory; inventory for the 2021 holiday season; our dividend policy, including the potential timing and amounts of future dividends; Gap and Banana Republic store closings; Old Navy and Athleta store openings; investments in Old Navy and Athleta store growth; the strength of our balance sheet; our loyalty programs, including our recently launched integrated loyalty program; and our fixed cost structure.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information; the overall global economic environment and risks associated with the COVID-19 pandemic; the risk that economic conditions worsen beyond what is currently estimated by management; the risk that our inability to mitigate the impact of global supply chain disruptions on our business and operations and maintain inventory commensurate with customer demand may adversely affect our results of operations; the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, loyalty, supply chain and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that the failure to manage key executive succession and retention and to continue to attract qualified personnel could have an adverse impact on our results of operations; the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation; the risk that a failure of, or updates or changes to, our information technology systems may disrupt our operations; the risks to our efforts to expand internationally, including our ability to operate in regions where we have less experience; the risk that our arrangements with franchise partners to operate stores in Europe will not be successful in growing our brands and amplifying our reach; the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations; the risk that foreign currency exchange rate fluctuations could adversely impact our financial results; the risk that comparable sales and margins will experience fluctuations; the risk that natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises, negative global climate patterns, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition and results of operations; the risk that reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards could adversely affect our operating results and cash flows; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial position or our business initiatives; the risk that we and our subsidiaries may be unable to meet our obligations under our outstanding long-term debt; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 23, 2021. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Emily Gacka
(415) 427-1972
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 30, 2021	October 31, 2020	November 2, 2019 (a)
ASSETS
Current assets:
Cash and cash equivalents	$801	$2,471	$788
Short-term investments	275	178	294
Merchandise inventory	2,721	2,747	2,720
Other current assets	1,410	966	770
Total current assets	5,207	6,362	4,572
Property and equipment, net	2,924	2,846	3,225
Operating lease assets	3,788	4,460	5,796
Other long-term assets	861	705	525
Total assets	$12,780	$14,373	$14,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,630	2,284	1,241
Accrued expenses and other current liabilities	1,414	1,283	974
Current portion of operating lease liabilities	746	823	934
Income taxes payable	33	41	43
Total current liabilities	3,823	4,431	3,192
Long-term liabilities:
Long-term debt	1,484	2,214	1,249
Long-term operating lease liabilities	4,163	4,899	5,650
Other long-term liabilities	523	458	393
Total long-term liabilities	6,170	7,571	7,292
Total stockholders' equity	2,787	2,371	3,634
Total liabilities and stockholders' equity	$12,780	$14,373	$14,118
__________
(a) Third quarter of fiscal 2019 information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended			39 Weeks Ended
($ and shares in millions except per share amounts)	October 30, 2021	October 31, 2020	November 2, 2019 (a)	October 30, 2021	October 31, 2020	November 2, 2019 (a)
Net sales	$3,943	$3,994	$3,998	$12,145	$9,376	$11,709
Cost of goods sold and occupancy expenses	2,282	2,374	2,439	7,031	6,339	7,250
Gross profit	1,661	1,620	1,559	5,114	3,037	4,459
Operating expenses	1,508	1,445	1,338	4,312	4,033	3,640
Operating income (loss)	153	175	221	802	(996)	819
Loss on extinguishment of debt	325	—	—	325	58	—
Interest, net	43	54	12	146	125	37
Income (loss) before income taxes	(215)	121	209	331	(1,179)	782
Income taxes	(63)	26	69	59	(280)	247
Net income (loss)	$(152)	$95	$140	$272	$(899)	$535
Weighted-average number of shares - basic	376	374	375	377	373	377
Weighted-average number of shares - diluted	376	380	376	385	373	379
Earnings (loss) per share - basic	$(0.40)	$0.25	$0.37	$0.72	$(2.41)	$1.42
Earnings (loss) per share - diluted	$(0.40)	$0.25	$0.37	$0.71	$(2.41)	$1.41

__________
(a) Third quarter of fiscal 2019 quarter-to-date and year-to-date information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	October 30, 2021 (a)	October 31, 2020 (a)
Cash flows from operating activities:
Net income (loss)	$272	$(899)
Depreciation and amortization	372	381
Impairment of operating lease assets	6	361
Impairment of store assets	1	127
Loss on extinguishment of debt	325	58
Loss on divestiture activity	59	—
Change in merchandise inventory	(288)	(590)
Change in accounts payable	(119)	1,120
Other, net	54	(159)
Net cash provided by operating activities	682	399

Cash flows from investing activities:
Purchases of property and equipment	(486)	(288)
Purchases of short-term investments	(634)	(237)
Proceeds from sales and maturities of short-term investments	768	348
Net cash paid for divestiture activity	(21)	—
Payments for acquisition activity, net of cash acquired	(135)	—
Other	—	2
Net cash used for investing activities	(508)	(175)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	500
Payments for revolving credit facility	—	(500)
Proceeds from issuance of long-term debt	1,500	2,250
Payments to extinguish debt	(2,546)	(1,307)
Payments for debt issuance costs	(16)	(61)
Proceeds from issuances under share-based compensation plans	48	16
Withholding tax payments related to vesting of stock units	(34)	(8)
Repurchases of common stock	(128)	—
Cash dividends paid	(182)	—
Net cash provided by (used for) financing activities	(1,358)	890

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(3)	4
Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,187)	1,118
Cash, cash equivalents, and restricted cash at beginning of period	2,016	1,381
Cash, cash equivalents, and restricted cash at end of period	$829	$2,499
__________
(a) For the thirty-nine weeks ended October 30, 2021 and October 31, 2020, total cash, cash equivalents, and restricted cash includes $28 million of restricted cash recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain in addition to building and maintaining stores. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	October 30, 2021	October 31, 2020
Net cash provided by operating activities	$682	$399
Less: Purchases of property and equipment	(486)	(288)
Free cash flow	$196	$111

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of strategic changes related to our operating model in Europe and the loss on extinguishment of debt. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales (b)	Operating Income	Operating Margin	Loss on Extinguishment of Debt	Income Taxes	Net Income (Loss)	Earnings (Loss) per Share - Diluted
($ in millions) 13 Weeks Ended October 30, 2021
GAAP metrics, as reported	$1,661	42.1%	$1,508	38.2%	$153	3.9%	$325	$(63)	$(152)	$(0.40)
Adjustments for:
Strategic actions in Europe (a)	(9)	(0.2)%	(26)	(0.7)%	17	0.4%	—	5	12	0.03
Loss on extinguishment of debt	—	—	—	—%	—	—%	(325)	83	242	0.63
Non-GAAP metrics	$1,652	41.9%	$1,482	37.6%	$170	4.3%	$—	$25	$102	$0.27
__________
(a) Represents the net impacts from the strategic review of our European operating model which resulted in the closure of stores in the United Kingdom, and Ireland, as well as the sale of our stores in France to a third party partner. These impacts primarily include employee-related and lease-related costs.
(b) Operating expenses as a percent of net sales was computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2019
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of separation-related costs and specialty fleet restructuring costs. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expense	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended November 2, 2019
GAAP metrics, as reported	$1,559	39.0%	$1,338	33.5%	$221	5.5%	$69	$140	$0.37
Adjustments for:
Separation-related costs (a)	—	—%	(70)	(1.8)%	70	1.8%	19	51	0.14
Specialty fleet restructuring costs (b)	1	—%	(7)	(0.2)%	8	0.2%	—	8	0.02
Non-GAAP metrics	$1,560	39.0%	$1,261	31.5%	$299	7.5%	$88	$199	$0.53
__________
(a) Represents the impact of costs related to the Old Navy spin-off transaction that was subsequently cancelled. Separation-related amounts primarily consist of costs associated with information technology and fees for consulting and advisory services.
(b) Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2021
Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2021 is provided to enhance visibility into the Company's expected underlying results for the period excluding the expected impact of strategic changes to the operating model in Europe, the loss on divestiture activity for the Janie and Jack and Intermix brands, and the loss on extinguishment of debt. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 29, 2022
	Low End	High End
Expected earnings per share - diluted	$0.45	$0.60
Add: Estimated impact of loss on extinguishment of debt (a)	0.64	0.64
Add: Estimated impact of strategic actions and divestiture activity (b)	0.22	0.22
Less: Estimated incremental tax benefit (c)	(0.06)	(0.06)
Expected adjusted earnings per share - diluted	$1.25	$1.40
__________
(a) Represents the earnings per share impact of the loss on extinguishment of debt, calculated net of tax at the adjusted effective tax rate. There was no incremental tax impact as a result of our loss on extinguishment of debt.
(b) Represents the earnings per share impact, calculated net of tax at the adjusted effective tax rate, of estimated net costs related to strategic changes to our operating model in Europe and the loss on divestiture activity for the Janie and Jack and Intermix brands. Net costs related to Europe primarily include employee-related and lease-related costs.
(c) Represents the incremental tax benefit related to divestiture activity.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter net sales for the fiscal years 2021, 2020, and 2019 (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other	Total
13 Weeks Ended October 30, 2021
U.S. (1)	$1,899	$676	$410	$317	$—	$3,302
Canada	185	102	47	3	—	337
Europe	1	89	2	—	—	92
Asia	—	141	14	—	—	155
Other regions	20	31	6	—	—	57
Total	$2,105	$1,039	$479	$320	$—	$3,943
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
13 Weeks Ended October 31, 2020
U.S. (1)	$2,034	$611	$323	$292	$78	$3,338
Canada	193	86	39	—	3	321
Europe	—	115	3	—	—	118
Asia	1	169	18	—	—	188
Other regions	14	12	3	—	—	29
Total	$2,242	$993	$386	$292	$81	$3,994
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (4)	Athleta (2)	Other (5)	Total
13 Weeks Ended November 2, 2019
U.S. (1)	$1,769	$689	$532	$216	$58	$3,264
Canada	151	97	55	—	1	304
Europe	—	128	3	—	—	131
Asia	9	220	21	—	—	250
Other regions	18	24	7	—	—	49
Total	$1,947	$1,158	$618	$216	$59	$3,998
__________
(1) U.S. includes the United States, Puerto Rico, and Guam.
(2) Previously, net sales for the Athleta brand were grouped within the "Other" column. Beginning in fiscal 2021, we have made a change for all periods presented to break out Athleta net sales into its own column.
(3) The "Other" column primarily consists of net sales for the Intermix, Janie and Jack, and Hill City brands. The divestiture of Janie and Jack was completed on April 8, 2021. The divestiture of Intermix was completed on May 21, 2021. Hill City brand was closed in January 2021.
(4) Banana Republic Global fiscal year 2019 net sales include the Janie and Jack brand.
(5) Primarily consists of net sales for the Intermix and Hill City brands as well as a portion of income related to our credit card agreement.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 30, 2021	39 Weeks Ended October 30, 2021		October 30, 2021
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,220	42	5	1,257	20.1
Gap North America	556	1	19	538	5.7
Gap Asia	340	11	16	335	2.8
Gap Europe (2)	117	1	86	11	0.1
Banana Republic North America	471	2	12	461	3.9
Banana Republic Asia	47	6	2	51	0.2
Athleta North America	199	22	1	220	0.9
Intermix North America (1)	31	—	—	—	—
Janie and Jack North America (1)	119	—	—	—	—
Company-operated stores total	3,100	85	141	2,873	33.7
Franchise (2)	615	58	108	586	N/A
Total	3,715	143	249	3,459	33.7
__________
(1) On April 8, 2021, the Company completed the divestiture of the Janie and Jack brand. The 119 stores divested are not included as store closures or in the ending balance for fiscal 2021. On May 21, 2021, the Company completed the divestiture of the Intermix business. The 31 stores divested are not included as store closures or in the ending balance for fiscal 2021.
(2) The 21 Gap France stores that were transitioned to Hermione People & Brands during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Europe excludes these stores and the ending balance for Franchise includes these stores.